Exhibit 99.1

N E W S R E L E A S E	Cinergy Corp.
139 East Fourth Street
P.O. Box 960
Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h)
Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)

Investor contact:	Brad Arnett 513-287-3024

Web site:	www.cinergy.com

FOR IMMEDIATE RELEASE – OCTOBER 22, 2004

CINERGY THIRD QUARTER EARNINGS IMPACTED BY MILD WEATHER

CINCINNATI – Cinergy Corp. (NYSE:CIN) announced today earnings for the third quarter 2004 of $0.50 per share on a diluted basis.  Milder than normal weather reduced third quarter earnings by $0.05, as compared with the same quarter a year ago, with cooling degree days down 16 percent.  In addition, increased fuel and emission allowance costs reduced earnings by $0.06 per share in the quarter.

Third quarter 2004 earnings included $0.08 of charges related to the implementation of the company’s “CIN-10” continuous improvement initiative and the write-down or disposal of certain investments.  In comparison, earnings for the third quarter of 2003 were $0.62 per share on a diluted basis, including charges totaling $0.06 per share for costs related to voluntary early retirement and severance programs and for costs associated with the bankruptcy of Enron Corp.

After taking into consideration the impact of mild weather during the quarter and the year-to-date results, the company is lowering its previously issued earnings guidance for 2004 to a range of $2.40 to $2.50 per share on an ongoing basis.  Ongoing earnings guidance excludes $0.28 per share of net charges through September 30, 2004.

Third quarter earnings from the Regulated Businesses segment were $0.34 per share in 2004 compared with $0.35 per share for the third quarter of 2003.  The decrease in earnings was due to many factors, including reduced sales to retail customers resulting from cooler than normal summer weather, increased operating and maintenance expense and higher depreciation expense, which resulted from increased plant in service and higher depreciation rates associated with PSI Energy, Inc.’s recent electric rate increase.   Partially offsetting the decrease was an increase in electric gross margins resulting from higher electric retail sales volumes during the quarter and the impact of the recently approved electric rate increase for PSI Energy.  Increased retail electric sales volumes were driven by an increase in non-weather related demand of more than two percent as compared with the third quarter of 2003.

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The Commercial Businesses segment’s earnings for the quarter were $0.22 per share compared with $0.29 per share for the third quarter last year.  The decrease was primarily attributable to weather, higher fuel and emission allowance expenses, increased operating and maintenance expense, and lower margins in the wholesale gas business during the quarter.   The decrease was partially offset by increased margins in the wholesale power business and increased earnings from the company’s energy services businesses.

The Power Technology and Infrastructure Services segment lost $0.06 per share in the third quarter 2004 compared to a loss of $0.02 per share in 2003.  Excluding the impact from a write-down of certain non-regulated investments relative to the segment as referenced above, earnings increased by $0.01 per share from the third quarter of 2003.

The company’s previously announced “CIN-10” continuous improvement initiative is on course to deliver $50 million in pre-tax earnings for 2005 through targeted productivity improvements and revenue enhancements.   The company began recording the implementation costs associated with this initiative in the second quarter of 2004.

Also in the third quarter, Cinergy was named for the second straight year to the Dow Jones World Sustainability Indexes, an international benchmark for excellence in social, economic and environmental leadership.  The company was one of only three U.S. utilities to be selected to the World Indexes, which include the top ten percent, based on overall score, of the 2,500 largest companies in the world and provide asset managers with objective benchmarks to manage sustainability portfolios.

In September, The Public Utilities Commission of Ohio issued its ruling on a stipulation and agreement reached by The Cincinnati Gas & Electric Co., the Commission’s Staff and 11 intervenors in a rate stabilization plan.  The PUCO made significant changes to the agreement, and the company intends to file an application for rehearing by October 29 outlining its concerns with the ruling.

The Commercial Businesses Unit reached two multi-year agreements with KGen Power LLC under which it will provide energy management services and operations and maintenance for generating facilities totaling more than 5,000 megawatts in the Southeast U.S. that KGen purchased from Duke Energy.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated public utilities in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated company owns 7,000 megawatts of generation. Cinergy’s competitive commercial businesses have 6,300 megawatts of generating capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  Cinergy’s integrated businesses make it a Midwest leader in providing both low-cost generation and reliable electric and gas service.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to update the information contained herein.

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